EXHIBIT 99.3 - PRESS RELEASE ISSUED MAY 15, 1997

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY
415 N. QUAY STREET
KENNEWICK, WA 99336
509-735-9092 (O)
509-783-5475 (FAX)

         EST ANNOUNCES 1st QUARTER 1997 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- May 15, 1997 --- Electronic Systems Technology Inc. (EST) (OTC: ELST), a manufacturer of wireless modems, today announced sales and results of operations for the three month period ending March 31, 1997.

EST reported sales for the first quarter 1997, of $316,027 compared to $352,057 for the same quarter in 1996. Net income for the first quarter of 1997, was $19,691, or $0.003 per share, compared with net income of $55,310, or $0.01 per share, for the first quarter of 1996.

               Selected Statement of Operations Information
                               (Unaudited)
                                                  Three Months Ended
                                                March 31,      March 31,
                                                  1997           1996
                                                --------       --------
Sales                                         $  316,027     $  352,057
Net income before tax                             29,835         85,618
Net Income                                        19,691         55,310
Weighted average common shares outstanding     5,480,905      5,461,206
Earnings per Share                            $    0.003     $     0.01

                    Selected Balance Sheet Information
                               (Unaudited)

                                                March 31,   December 31,
                                                    1997           1996
                                                --------    -----------
Cash and cash equivalents                     $1,386,911     $1,413,182
Total current assets                           1,948,631      1,892,302
Property & equipment (net)                       146,279        141,210
Total assets                                   2,104,253      2,042,709
Total current liabilities                         72,628         30,775
Long-term debt                                       -0-            -0-
Stockholders' equity                           2,031,625      2,011,934

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and receive the United States and Canadian patent for this technology.

Contact EST for more details.

APPENDIX:

Item no. 1: (graphic material not included in electronic filing format)

The press release was published showing at top left of the press release, the Electronic Systems Technology, Inc. trademarked company logo, showing a black square field containing the stylized letters E S T.